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                                                                   EXHIBIT 10.49




THE CONFIDENTIAL PORTION OF THIS CONTRACT HAS BEEN OMITTED PURSUANT TO REGULATION 240.25B-2(B) OF THE SECURITIES EXCHANGE ACT OF 1934, AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

                               LICENSE AGREEMENT


       This License Agreement ("Agreement") is entered into and effective this 15 day of February, 1997, between Ribozyme Pharmaceuticals, Inc., a Delaware corporation having its principal place of business in Boulder, Colorado ("RPI"), and IntelliGene, an Israeli company having its principal place of business in Jerusalem, Israel ("IntelliGene").

       WHEREAS, RPI has developed or has licensed certain technology, including patents, trade secrets, proprietary information and know-how, relating to the design, synthesis and manufacture of ribozymes and the application of ribozymes to the diagnosis of human diseases; and

       WHEREAS, IntelliGene has developed certain technology, including patents, trade secrets, proprietary information and know-how relating to nucleic acid enzymes, and to diagnostic products and services, and proposes to design, develop and commercialize in vitro diagnostics based on ribozymes; and

       WHEREAS, the parties wish to enter into this Agreement for certain licenses for IntelliGene's use of RPI's ribozyme technology in the Fields (as defined herein), and sale of certain products and services using ribozymes, as identified herein;

       NOW, THEREFORE, the parties hereto agree as follows:



                                   ARTICLE 1

                                  DEFINITIONS

       The following capitalized terms shall have the meanings indicated for purposes of this Agreement:

       1.1 "Affiliate" shall mean any entity which controls, is controlled by, or is under common control with, a party hereto. An entity shall be regarded as being in control of another entity if such party owns or controls, directly or indirectly, 50 percent or more of the shares of





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the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

       1.2 "Alternative Suppliers" shall mean those suppliers subject to a Supply License under Section 4.10 hereof or a similar license to manufacture Ribozymes pursuant to any other manufacturing agreement between the parties.

       1.3 "Amplified Nucleic Acid Formats" shall mean methods for amplification of nucleic acids as specifically disclosed or encompassed within IntelliGene Technology or RPI Technology.

       1.4 "Collaborator" shall mean any non-Affiliate entity or person engaged in an active collaboration with RPI for the purpose of developing, enhancing or commercializing the use of Ribozymes.

       1.5 "Commercial Sale" shall mean any transaction which transfers to a purchaser physical possession and title to any Product, after which transfer the seller has no right or power to determine purchaser's resale price, if any, and any transaction which involves the performance of Licensed Services for a third party after which no further related services are performed. Transfer of possession and title to Product and/or Semi-Finished Product to, or performance of Licensed Services for, an Affiliate or Corporate Partner for purposes of resale by such Affiliate or Corporate Partner shall not constitute a Commercial Sale.

       1.6 "Confidential Information" shall mean any technical and business information, including technical data, trade secrets, know-how or other proprietary information provided to either Party by the other in furtherance of this Agreement.

       1.7 "Confidential Terms" shall mean those terms of this Agreement related to the Ribozyme Price, and the amount of any royalties or other payments payable hereunder, which constitute Confidential Information.

       1.8 "Corporate Partner" shall mean any non-Affiliate entity or independent corporation or company engaged in a contractual relationship with a party for the purpose of converting Semi-finished Product into Product or utilizing Semi-finished Product for Licensed Services, including marketing, sales and distribution.

       1.9 "Field" shall mean in vitro diagnostics for the diagnosis of Target Disease using Ribozymes in Amplified Nucleic Acid Formats.

       1.10 "Full Time Equivalent" shall mean efforts equivalent to a scientist employed or hired by RPI to work full time on the research and development of Semi-finish Products, Products or Licensed Services, based on at least 225 full working days per year of scientific work on or directly related to such Semi-finish Products, Products or Licensed Services.





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       1.11   "FTE Rate" shall mean [     ] per annum for the period ending one
year from the Effective Date. Such FTE Rate shall be increased, but not decreased, annually in subsequent years, if any, by an amount equal to the FTE Rate for the preceding year multiplied by the Consumer Price Index, or some other mutually agreeable index of inflation, or as otherwise agreed by the parties.

       1.12 "Gross Sales" shall mean the total sales proceeds received by IntelliGene, and its Affiliates and Corporate Partners from the Commercial Sale of Products or Licensed Services or the total sales proceeds received by RPI and its Affiliates, Collaborators and Corporate Partners from the Commercial Sale of products or services (and in the event of a reversion under Section 3.5.4, including Products and Licensed Services) which products or services are developed, made, used or sold in whole or in part in reliance upon or otherwise utilizing IntelliGene Technology available to RPI under Sections 2.3, 3.5.4, 5.2, or otherwise under this Agreement. Gross Sales shall not include sales of Semi-finished Products to a Corporate Partner or an Affiliate.

       1.13 "IntelliGene Technology" shall mean the issued patents and patent applications listed on Exhibit A and foreign counterparts thereof as well as all U.S. and foreign patents issuing therefrom, including any continuations or continuations-in-part, divisions, reissues, renewals and extensions thereof, and any additions thereto issued within ten years of the date hereof, and trade secrets, know how, and trademark registrations owned or licensed by IntelliGene.

       1.14 "Licensed Services" shall mean any service within the Field, other than the development, production and sale of a Product or Semi-finished Product, which is performed for a third-party by IntelliGene, an Affiliate or a sublicensee hereunder, and which includes use of a Semi-finished Product or Product or any invention, method, process, procedure or technology which is included, in whole or in part, in RPI Technology.

       1.15 "Manufacturing Cost" shall mean the fully burdened cost, expressed on a per unit manufactured basis, of manufacturing any given type of Ribozyme (including rejected or returned units of such Ribozymes), together with packaging thereof, including the cost of raw materials (with inventory used for raw materials determined on an FIFO basis), direct labor and benefits, costs of transition from clinical scale to commercial scale production, and overhead (including depreciation, indirect costs and general and administrative expense), all fairly allocable to such Ribozymes as determined in accordance with generally accepted accounting principles and customary usage in the U.S. pharmaceutical industry.

       1.16   "Major Market" shall mean the [      ]

       1.17 "New Ribozyme Technology" shall mean all proprietary technology related to Ribozymes developed during the Term of this Agreement by or for IntelliGene, its Affiliates





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and its Collaborators or licensed by IntelliGene or its Affiliates and which
IntelliGene or its Affiliates has the right to sublicense to RPI during the Term of this Agreement.

       1.18 "Net Sales" shall mean Gross Sales less (i) normal and customary rebates, cash and trade discounts, (ii) credits for returns and allowances,
(iii) insurance costs borne by the seller, (iv) transportation charges and (v) sales or other excise taxes or duties imposed upon and paid by the seller with respect to such sales.

       1.19 "Product" shall mean products designed, developed, and sold against a Target Disease by IntelliGene (or RPI in the event of a reversion under Section 4.5.4.), or an Affiliate, Collaborator or Corporate Partner and which is generally in finished form and ready for end use without further substantial chemical alteration.

       1.20 "RPI Technology" shall mean the issued patents identified on Exhibit B, and foreign counterparts thereof as well as all U.S. and foreign patents issuing therefrom, including any continuations or continuations-in-part, divisions, reissues, renewals and extensions thereof, and any additions
thereto issued within [     ] of the date hereof, and registrations and
licenses.

       1.21   "Ribozyme" shall mean a nucleic acid molecule capable of
catalyzing reactions including, but not limited to, [     ]

       1.22 "Ribozymes For Research" shall mean Ribozymes required by IntelliGene for purposes of research and development of a Semi-finished Product, Product or Licensed Service, including those required under a Work Plan (as defined herein) approved by RPI.

       1.23 "Ribozymes For Products" shall mean Ribozymes used in Semi-finished Products, Products or Licensed Services.

       1.24   "Ribozyme Price" shall mean [     ] of RPI's Manufacturing Cost
of Ribozymes meeting the Specifications set forth in the purchase order for such Ribozymes submitted pursuant to Section 4.4 determined on a per unit basis.

       1.25 "Rolling Forecast" shall mean the forecast of IntelliGene's projected purchase of Ribozymes prepared by IntelliGene pursuant to the terms of Section 4.3.1.

       1.26 "Semi-finished Product" shall mean ribozymes or products which have not been substantially transformed by IntelliGene or an Affiliate into a Product and which are transferred to a Corporate Partner in an arms length transaction for the purpose of sales of Products and/or Licensed Services.

       1.27 "Specifications" shall mean the appropriate specifications and quality standards for each type of Ribozyme as the parties shall agree from time to time. The parties initially agree that such Ribozymes shall have [ ] purity.





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       1.28   "Target Disease" shall mean any one of the human diseases listed on Exhibit C attached hereto, and any additional human diseases or conditions for which a Work Plan has been approved by RPI in accordance with Section 3.1.

       1.29   "Term of this Agreement" shall mean the term provided for in
Section 7.1.

       1.30 "Work Plan" shall mean a plan setting forth the proposed path of development and marketing, including the anticipated market size and countries targeted for commercialization, for Semi-finished Products, Products or Licensed Services with respect to a particular Target Disease as provided under
Section 3.1.



                                   ARTICLE 2
                                    License

       2.1 Grant to IntelliGene. Subject to the terms of this Agreement, RPI hereby grants to IntelliGene a world-wide, exclusive license, with the right to sublicense within the Field subject to Section 2.2, under the RPI Technology to make ribozymes only for research purposes and to develop, use, make and have made and sell Semi-finished Products, Products or perform Licensed Services against Target Diseases provided, however, IntelliGene shall have the right to sell Semi-finish Products only to Corporate Partners which have entered into a sublicense with IntelliGene pursuant to Section 2.2. IntelliGene's right to make or have made Semi-finished Products, Products and perform Licensed Services shall be subject at all times to RPI's exclusive right to manufacture and supply Ribozymes for those purposes under Article 4. Nothing contained herein shall be construed as granting a license, implied or otherwise, to IntelliGene or any third party to manufacture Ribozymes using the RPI technology except under the conditions and as specifically set forth in
Section 4.10.

       2.2 Sublicensing. Sublicensing of RPI Technology by IntelliGene, to the extent permitted hereunder, shall be subject to (a) the express, written consent of RPI, which consent shall not be unreasonably withheld; and (b) all of the terms, conditions and limitations set forth in this Agreement, including the following: (i) all such sublicensees of IntelliGene shall be obligated to pay royalties, either directly or through IntelliGene, to RPI under terms no more favorable to the sublicensee than those granted to IntelliGene hereunder; and (ii) such sublicensees of IntelliGene shall be subject to the same restrictions on the use, manufacture and sale of Ribozymes and/or RPI Technology as contained herein with respect to the license granted to IntelliGene hereunder. IntelliGene shall enter into a sublicense in accordance with the terms of this Section 2.2 with each of its Corporate Partners.
Nothing in this Section or elsewhere in this Agreement shall be construed to create an implied right of IntelliGene to sublicense any of the RPI Technology outside the Field as identified herein or for any purpose other than that permitted to IntelliGene hereunder.





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       2.3    Grantback to RPI.  As partial consideration for the license granted in this Agreement to IntelliGene by RPI, IntelliGene hereby grants to RPI, for [ ], an exclusive, worldwide license with the right to sublicense, subject to the royalties provided for in Section 2.5.4.1 and subject further to IntelliGene's retained right to practice same, to New Ribozyme Technology and to enhancements or improvements directly and essentially related to the claimed subject matter of the patents which comprise the RPI Technology, whether or not patented or patentable, developed and reduced to practice by IntelliGene, its Affiliates and its Collaborators during the Term of this Agreement.

       2.4 Reservation of All Other Rights. Nothing contained herein shall be construed as granting a license, implied or otherwise, to IntelliGene or any third party to manufacture Ribozymes using the RPI Technology except under the conditions and as specifically set forth in Section 2.1 and Section 4.10. Except as expressly set forth in this Agreement, nothing contained herein shall be construed as to create any right of IntelliGene in the RPI Technology or RPI in IntelliGene Technology or in New Ribozyme Technology or in the other's other intellectual property including, but not limited to, any U.S. or foreign patents or patent applications (including any reissues, extensions, substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part and divisions thereof) relating to the design, synthesis, delivery, development, testing, use and sale of Ribozymes or diagnostic technology.

       2.5    Royalties and Fees.

              2.5.1  License Fees.  Within 30 days of the date hereof, RPI will
be paid a License Fee in the amount of [     ]

              2.5.2  Research and Development Payments.

                     2.5.2.1    For each of the three fiscal years beginning
March 1, 1997, 1998 and 1999 and IntelliGene shall pay RPI [      ] per year,
payable in quarterly installments in advance, for research support as agreed by the parties to advance commercialization of Product and Licensed Services and for access to RPI's scientists, including consultants.

                     2.5.2.2    For each of the three fiscal years beginning
March 1, 1997, 1998 and 1999, RPI agrees to pay [      ].  RPI shall have the
right for non-diagnostic purposes to use all such technology obtained or licensed by IntelliGene resulting from such research and development funding.

                     2.5.2.3 Within two months of the end of the first calendar quarter in which IntelliGene, its Affiliates, its Collaborators and its Corporate Partners receive for a Product or Licensed Service cumulative Net
Sales in excess of [    ] IntelliGene will pay RPI [     ] in support of RPI's
research on Ribozymes the results of which will be reported to IntelliGene.





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Such amount will be payable for each Product or Licensed Service achieving in
excess of [     ] in Net Sales.

              2.5.3  Royalties Payable to RPI.

                     2.5.3.1 During the Term of this Agreement, RPI will be paid a royalty on cumulative Net Sales for each separate Product or Licensed Service as follows:

                     [   ] on Net Sales of [      ];

                     [   ] on Net Sales over [     ]; and

                     [   ] on Net Sales [    ]

                     2.5.3.2 In no event shall RPI be due multiple royalties for sales of the same Product or Licensed Services.

                     2.5.3.3    Anything herein to the contrary
notwithstanding,  [      ] of the royalty otherwise payable shall be paid by
IntelliGene on Net Sales of Products or Licensed Services which would not infringe on RPI's patent rights even if RPI had not granted the licenses contained herein because RPI has no patent rights in the jurisdiction in which Products were sold or the License Services were performed or because RPI's relevant patent rights had expired, lapsed or were declared invalid or unenforceable by a court of competent jurisdiction.

                     2.5.3.4    Anything herein to the contrary
notwithstanding, in the event IntelliGene's rights to a Target Disease are
based on a non-exclusive license from RPI, the royalty payable shall be [     ]
of what such royalty would otherwise be.

              2.5.4  Royalties Payable to IntelliGene.

                     2.5.4.1 IntelliGene will be paid a royalty for any exploitation by RPI or any of its sublicensees of the rights granted under
Section 2.3 of this Agreement.  Such royalty shall be [    ] on Net Sales of
each product or service [    ], [    ] of Net Sales of each product or service
[    ] but [    ]; and [   ] of Net Sales of each product or service of [     ]


                     2.5.4.2 IntelliGene will be paid a royalty for any exploitation by RPI or any of its sublicensees of the rights granted under
Section 3.5.4. For each such Semi-finished Product, Product or Licensed Product, such royalty shall be[ ] on Net Sales of [ ], [ ] of Net Sales [ ] but [ ]; and [ ] of Net Sales of [ ], and, provided further, that the royalties paid on Products, Semi-finished Products, and Licensed Services [
   ].

                     2.5.4.3 In no event shall IntelliGene be due multiple royalties for sales of the same product or service.





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              2.5.5  Payment and Reporting.  All royalties to be paid under this Agreement shall be paid quarterly within two (2) months after the close of each quarter, i.e., on or before the last day of each of the months of February, May, August and November immediately following each quarterly period immediately preceding such months for which royalties are due. On each such quarterly payment date, each party shall furnish the other party with a royalty statement, setting forth the Net Sales by such party of each product and service and the total number of units of each product and service sold for the quarter for which the royalties are due. A party's obligation to pay royalties shall arise when proceeds are received. Upon termination of this Agreement, each party shall promptly (i.e., within ninety (90) days) report and pay to the other the applicable royalty for sales made prior to the termination.

              2.5.6 Records/Audit Rights. Each party shall keep accurate books and accounts of record in connection with sales by or for it of Products and Licensed Services (and products and services, if relevant) in sufficient detail to permit accurate determination of all figures necessary for verification of royalty obligations set forth in the previous paragraph. Each party shall maintain such records for a period of three (3) years from the end of each annual sales period. Each party, at its expense, through a certified public accountant, shall have the right to access such books and records for the sole purpose of verifying such statements; such access shall be conducted after reasonable prior notice by such party to the other during ordinary business hours and shall not be more frequent than once during each calendar year. The party initiating such verification shall pay the cost of such verification provided that, if as a result of such verification it is determined that the verified amount due that party exceeds the amount actually
paid in the period by the lesser of [    ] of such verified amount, the cost of
such verification shall be paid by the other party. Said accountant shall not disclose any information except that which should be properly contained in a royalty report required under this Agreement. Each party further agrees to execute any confidentiality agreement reasonably required by the other to protect the proprietary nature of any such royalty report and the information contained therein.

              2.5.7 Currency and Taxes. All payments to be made by the paying party hereunder shall be made in U.S. dollars in the United States to a bank account designated by the payee party. Royalties earned in U.S. dollars shall be paid in U.S. dollars. Royalties earned in other currencies shall be first determined in the currency of the country in which they are earned and converted by the paying party into U.S. dollars at the buying rates of exchange for the currencies involved as published in the Wall Street Journal (or its successor in interest) at the close of business on the last business day of the quarterly period in which the royalties were earned. Any income or other tax that a party or its sublicensee is required to withhold and pay on behalf of the other with respect to the royalties payable under this Agreement shall be deducted from said royalties prior to remittance; provided, however, that in regard to any tax so deducted, the paying party shall give or cause to be given to the other party such assistance as may reasonably be necessary to enable such party to claim exemption therefrom or credit





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therefor, and in each case shall furnish to such party proper evidence of the taxes paid on its behalf.

                                   ARTICLE 3
                              Product Development

       3.1 Target Diseases. In addition to the initial Target Diseases listed on Exhibit C attached hereto and incorporated by this reference herein, IntelliGene may identify other specific diseases which it proposes to have RPI designated as a "Target Disease" and, upon IntelliGene's written request, RPI
shall promptly inform IntelliGene [      ]  Nothing contained herein shall be
construed to require RPI to make available for designation as a Target Disease any disease to the extent that RPI has already granted a license, or an unrestricted right to obtain a license, to the RPI Technology that would exclude IntelliGene from using the RPI Technology in the development, use or sale of a Semi-finished Product, Product or Licensed Service in connection with such disease. IntelliGene acknowledges that diagnostic applications for certain diseases are included in the licenses granted previously to Chiron
Corporation and the Parke Davis Division of Warner Lambert Company [       ]
Upon notification to IntelliGene by RPI that the disease identified as a potential Targeted Disease is available to the designated as an additional Target Disease, IntelliGene shall have a binding option for ninety (90) days to notify RPI in writing requesting designation of the disease as an additional Target Disease. Said notice shall be accompanied by a proposed Work Plan, to be received as Confidential Information, covering all Major Markets and shall be supported by any laboratory or clinical data with respect to such disease that IntelliGene may have produced. RPI shall have the right to approve the Work Plan, including the marketing plan which is a part thereof, which approval shall not be unreasonably withheld, and shall be given or withheld within a reasonable time after RPI has received such Work Plan and supporting data. Approval of any Work Plan with respect to any additional Target Disease by RPI shall constitute a grant of an exclusive license under the RPI Technology to IntelliGene for Semi-finished Products, Products and Licensed Services against such Target Disease in the Field, unless based on its then existing contractual agreements RPI is only able to grant IntelliGene a non-exclusive license, in which case the licenses granted to IntelliGene shall be on a non-exclusive basis. Upon each approval of a Work Plan by RPI for a Target Disease not
listed in Exhibit C, IntelliGene shall pay RPI [    ] in support of research by
RPI for such new Target Disease.

       3.2 Development. IntelliGene will have sole responsibility to complete the development of Semi-finished Products, Products and Licensed Services with respect to each Target Disease on a commercially reasonable best efforts worldwide basis for the specific Targeted Disease, subject to IntelliGene's obligations of due diligence set forth in Section 3.5, and, except as may expressly be provided, to pay all costs and expenses associated with such development, marketing and sales. RPI shall have the right to develop Semi-finished Products, Products and Licensed Services with respect to a Target Disease in any country not covered by the Work Plan for such Target Disease provided, however, if the Work Plan covers all Major Markets and IntelliGene proceeds with due diligence in all Major Markets generally in





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accordance with the Work Plan, IntelliGene shall preserve the right to all countries worldwide. IntelliGene shall commercialize as the first Product or Licensed Service one Target Disease identified on Exhibit C and thereafter
commercialize [    ] the additional Target Diseases identified on Exhibit C.
Provided however, IntelliGene shall have the right to abandon its right to develop any Target Disease on Exhibit C under Section 3.5.3 and substitute such Target Disease with a new Target Disease designated under Section 3.1, without
the payment of [    ].

       3.3 RPI Research Support. In the event that IntelliGene requires, in addition to the research support provided for in Section 2.5.2, research support from RPI for the development of Semi-finished Products, Products and Licensed Services, RPI will provide such Full Time Equivalents as the parties shall mutually agree at the FTE Rate plus materials costs and expenses.

       3.4 Regulatory Approval. IntelliGene will be responsible for and control contacts with worldwide regulatory agencies and will own all applications to, and all permits or exemptions issued by, the U.S. Food and Drug Administration and their foreign equivalents with respect to any Semi-finished Products, Products and Licensed Services, except in those countries where the rights to such Semi-finished Products, Products and Licensed Services have reverted to RPI under Sections 3.5.2 and 3.5.3. All such activities shall be conducted at IntelliGene's sole expense. For joint filings, IntelliGene and RPI will coordinate contacts with regulatory agencies with IntelliGene acting as primary contact. Unless otherwise agreed by RPI, IntelliGene will develop and register Semi-finished Products, Products and Licensed Services first in the United States, the European Economic Community or Israel. RPI shall, at RPI's expense, and to the extent necessary, provide such information to the FDA and to other regulatory authorities, maintain such files internally and with FDA and such other regulatory authorities, maintain all licenses and other approvals, allow regulatory inspections, and otherwise cooperate with the FDA, with other regulatory bodies, and with IntelliGene, as may be required in order to register, license or otherwise gain marketing approval or clearance in any county identified in a Work Plan approved by RPI.

       3.5    Diligence/Abandonment.

              3.5.1 Due Diligence. IntelliGene shall be obligated to use due diligence in the development, marketing and sale of Semi-finished Products, Products and Licensed Services, using best efforts consistent with new product introduction, marketing of existing products and prudent business judgment. If IntelliGene concludes that the development or marketing and sales of Semi-finished Products, Products and Licensed Service against a Target Disease in a country or countries will not be reasonably profitable to IntelliGene, it shall not be obligated to proceed with due diligence in such country or countries.
In such event, IntelliGene shall be obligated to promptly inform RPI of such conclusion and that it is abandoning its rights to all Semi-finished Products, Products and Licensed Services against such Target Disease in such country or countries pursuant to Section 3.5.3. If IntelliGene is proceeding with due diligence in the European Economic Community as a whole it shall be presumed for purposes of this





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Agreement to be proceeding with due diligence in each member country of the
European Economic Community. If IntelliGene is proceeding in accordance with the Work Plan for a Target Disease, it shall be conclusively presumed to be proceeding with due diligence with respect to such Target Disease.

              3.5.2 Requirement to Commercialize. Unless IntelliGene shall have achieved commercial sales of a Product or Licensed Service against at least one Target Disease in a Major Market prior to July 1, 2000 (the "Expiration Date"), the licenses granted to IntelliGene shall terminate and all rights to Semi-finished Products, Products and Licensed Services against the Target Diseases shall revert to RPI provided, however, the Expiration Date may be extended by the payment by IntelliGene to RPI of the following minimum royalties. The Expiration Date may be extended to January 1, 2001, by the
payment by IntelliGene to RPI of minimum royalties in the amount of [   ] on or
prior to July 1, 2000. The Expiration Date may be further extended to July 1, 2001, by the payment by IntelliGene to RPI of minimum royalties in the amount
of [    ] on or prior to January 1, 2001.  The Expiration Date may be further extended to January 1, 2002, by the payment by IntelliGene to RPI of minimum
royalties in the amount of [     ] on or prior to July 1, 2002.  The Expiration
Date may not be extended beyond January 1, 2002.

              3.5.3 Lack of Diligence/Abandonment. If IntelliGene fails to develop, market or sell any Semi-finished Products or Products against a Target Disease diligently in any Major Market and fails to develop, market or sell Licensed Services against such Target Disease in such Major Market as required by Section 3.5.1.1, all rights to Semi-finished Products, Products and Licensed Services against such Target Disease in such Major Market and any other country in which IntelliGene is not proceeding with due diligence shall automatically revert to RPI 180 days after notice by RPI if IntelliGene has not corrected such lack of diligence. If at any time IntelliGene concludes that it will not pursue, either directly or through a sublicense, the development, marketing or sale of either a Semi-finished Product, Product or a Licensed Service against a Target Disease in any country for which it has rights, IntelliGene will timely notify RPI that it intends to abandon its rights in that country, and all such rights to Semi-finished Products, Products and Licensed Services against such Target Diseases in such country shall automatically revert to RPI.

              3.5.4 Reversion of Rights. Upon the reversion of rights to any Semi-finished Product, Product or Licensed Service or to all Products or Licensed Services in any or all countries to RPI under Sections 3.5.2 and 3.5.3, RPI, at its election, will have the right, upon timely notice to IntelliGene, thereafter to use all relevant data, including research, preclinical, clinical and regulatory data, of IntelliGene in the pursuit of its rights in such country or countries regardless of where the data was generated, provided, however, that use of such data shall be limited to use for the Semi-finished Product, Product or Licensed Service for which RPI has reversion rights. Subject to the provisions of section 2.5.4.2 of this Agreement, RPI shall have an exclusive license, with full rights to sublicense, to develop, use, manufacture, and sell any such Semi-finished Product, Product or Licensed Service in any such country or countries. Such license shall include the exclusive rights to all IntelliGene's then existing patents,





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trademarks, know-how, trade secrets, and other technology and intellectual property, including New Ribozyme Technology, as to such Semi-finished Product, Product or Licensed Service, but, except as otherwise provided herein, IntelliGene shall retain all other rights to such technology and property for all other uses, and for all other countries. RPI shall also be subject to the payment to IntelliGene of all royalties that IntelliGene may be required to pay to any third parties under such IntelliGene Technology and intellectual property as to such Semi-finished Product, Product or Licensed Services.

              3.5.5 Reporting and Rights of Inspection. IntelliGene shall furnish RPI with reports no less frequently than quarterly regarding the actions taken and progress achieved, including laboratory and clinical data not previously supplied to RPI by IntelliGene, with respect to the development and commercialization of each Semi-finished Product, Product or Licensed Service in each country targeted, which shall be received as Confidential Information. In addition, upon RPI's request and no more than once every six months, IntelliGene shall give to RPI a full oral progress report, which shall be received as Confidential Information. In conjunction with each said oral progress reports, RPI shall have the right, upon reasonable prior notice and during normal business hours, to reasonably review IntelliGene's records with respect to the development and commercialization of Semi-finished Products, Products or Licensed Services, including the right to audit IntelliGene's financial records to verify that IntelliGene is using due diligence.


                                   ARTICLE 4
                      Manufacture and Supply of Ribozymes

       4.1    RPI's Rights to Manufacture.  RPI shall have the right to
manufacture all Ribozymes For Products.   The manufacture of chemically
synthesized Ribozymes shall be on the terms set forth below. The manufacture of other Ribozymes shall be on terms mutually agreed to by the parties.

       4.2 Purchase and Sale of Ribozymes. Subject to the terms, conditions and limitations hereof, during the Term of this Agreement RPI agrees to supply to IntelliGene using commercially reasonable efforts, and IntelliGene agrees to purchase from RPI all of IntelliGene's requirements for Ribozymes For Products under this Agreement. RPI shall have the right to contract with third parties for the manufacture and supply of any or all Ribozymes or any component thereof to be supplied hereunder as long as RPI remains subject to and obligated under the terms of this Agreement. All Ribozymes shall be ordered and supplied hereunder according to the Specifications for such Ribozymes.

       4.3    Amount of Ribozymes For Products.

              4.3.1 Rolling Forecast. In connection with the supply of Ribozymes For Products by RPI hereunder, IntelliGene shall notify RPI prior to each calendar quarter in writing of its projected purchases of Ribozymes For Products for each calendar quarter of the following twelve (12) month period (the "Rolling Forecast"). The Rolling Forecast shall include for each Product the amount of Ribozymes For Products projected to be purchased by IntelliGene in each quarter.

              4.3.2  Purchase Amounts.  IntelliGene agrees to purchase in each
quarter no less than [    ] of the amount of Ribozymes For Products forecast
for such quarter in the last Rolling Forecast provided RPI before the purchase order is submitted by IntelliGene for such quarter.

              4.3.3  Supply Amounts.  RPI shall not be obligated to supply
during any quarter more than [     ] of the amount of Ribozymes For Products
forecast for such quarter in the last Rolling Forecast provided RPI before the purchase order is submitted by IntelliGene for such quarter.

       4.4 Purchase Orders. IntelliGene shall place firm purchase orders with RPI for all Ribozymes, at least ninety (90) days prior to the specified time for shipment. All orders placed by IntelliGene hereunder shall be in writing in the form of a purchase order, shall be identified by a purchase order number, shall include the Specifications for the Ribozymes being purchased and shall be transmitted to RPI by mail or facsimile. Each purchase order shall identify the type, quantity, unit price, total purchase order price, shipping instructions, delivery dates and any other special information with respect to the Ribozymes purchased. When ordering, IntelliGene may employ its standard forms, but nothing in such forms shall be construed to modify or amend the terms of this Agreement, and if there is a conflict between the provisions of this Agreement and such forms, the provisions of this Agreement shall control. IntelliGene may place an order by telephone provided that a written purchase order is submitted within five (5) days of such order.

       4.5 Ribozyme Price. IntelliGene shall pay the Ribozyme Price for all Ribozymes furnished by RPI provided that if the purity and other characteristics of such Ribozymes exceed the minimum required by the Specifications, such Ribozyme Price shall not be more than the Ribozyme Price would have been for Ribozymes meeting the minimum requirements of the Specifications including the requirements as to purity. The Ribozyme Price for each ribozyme supplied shall be separately determined semi-annually. Unless otherwise agreed in writing by the Parties, the Ribozyme Price shall be F.O.B. RPI's manufacturing facility.

       4.6 Records/Audit Rights. RPI shall keep detailed records in connection with the manufacture of Ribozymes for Products to permit accurate determination of all figures necessary for verification of the Ribozyme Price. RPI shall maintain such records for a period of three (3) years from the end of each annual sales period. IntelliGene, through a certified public accountant, shall have the right to access such records for the sole purpose of verifying such Ribozyme Price; such access shall be conducted after reasonable prior notice by IntelliGene to RPI during ordinary business hours and shall not be more frequent than twice during each calendar year. IntelliGene shall pay the cost of such verification provided that, if as a result of such verification it is determined that the Ribozyme Price charged to IntelliGene by RPI exceeds that amount actually charged to IntelliGene in the period by 5% of such verified amount, the cost of such verification shall be paid by RPI. Said accountant shall not disclose any information except that which should be properly contained in a report verification the Ribozyme Price for the period in question. IntelliGene further agrees to execute any confidentiality agreement reasonably required by RPI to protect the proprietary nature of any such manufacturing report and the information contained therein.

       4.7 Shipment. RPI will use commercially reasonable efforts to ship all Ribozymes in the form and at the time specified by IntelliGene in a purchase order, with the proper identification on the packaging as required by applicable authorities. As to each order placed by IntelliGene, RPI shall ship Ribozymes to such destination and by such carrier identified by IntelliGene. All shipments shall be F.O.B. RPI's manufacturing facility, and title and risk of loss as to all goods shipped shall pass upon transfer by RPI to such carrier at RPI's manufacturing facility. IntelliGene or its designee shall be the importer of record of each shipment.

       4.8 Payment. Within ten days after each shipment ordered and shipped pursuant to this Agreement, an invoice relating to such shipment shall be rendered by RPI to IntelliGene, and payment thereon shall be due within thirty
(30) days of the receipt of the invoice. IntelliGene shall pay RPI interest on overdue payments at the lessor of: (i) 18% per annum or (ii) the maximum rate allowed under applicable law. All payments shall be made in U.S. dollars.

       4.9 Non-Conforming Goods. IntelliGene shall inspect all Ribozymes delivered by RPI under this Agreement within thirty (30) days after receipt thereof, and may reject any goods that are not in conformance with the applicable Specifications, provided that such Ribozymes have not been used, abused or damaged by IntelliGene or its agents. To reject any ribozyme delivery, IntelliGene shall notify RPI in writing of the rejection and at RPI's expense promptly return the rejected goods to RPI. Any notice of rejection must be submitted to RPI within thirty (30) days of receipt of the non-conforming goods by IntelliGene accompanied by a written statement as to how such Ribozymes do not conform to type or fail to meet such Specifications. Any Ribozymes not properly and timely rejected by IntelliGene shall be deemed accepted. RPI's liability for non-conforming goods shall be limited to its obligation to repair or replace such non-conforming goods at its own expense and within a reasonable time after RPI has confirmed, in its reasonable judgment, that such goods are non-conforming, but not later than thirty (30) days after it has received the returned goods, and in no event shall RPI be liable for damages of any type or nature resulting therefrom including any consequential or incidental damages.

       4.10 Alternative Suppliers. In the event that RPI is unable to supply Ribozymes For Products within 120 days after receipt of a purchase order from IntelliGene (i.e., RPI is at least thirty (30) days late in making delivery to IntelliGene), IntelliGene's sole remedy shall be to obtain alternative supplies of Ribozymes For Products as provided herein. In such event, IntelliGene or another third party jointly acceptable to RPI and IntelliGene, which acceptance will not be unreasonably withheld, will be granted a temporary, royalty-free (to RPI) non-exclusive license (the "Supplier License") under the RPI Technology to make or have made Ribozymes For Products in the amounts set out in Section 4.3.3 solely for the purposes set forth in this Agreement and for the period until 90 days after RPI provides written notice to IntelliGene that it can again provide Ribozymes For Products. At that point, RPI shall again be the exclusive supplier and the Supplier License will terminate. As soon as RPI is aware that it is unable to timely supply Ribozymes For Products, RPI shall immediately provide IntelliGene or its third party designee all information, know-how, procedures and other information necessary or desirable to efficiently, reliably and effectively function as a supplier of the Ribozymes For Products without any interruption in IntelliGene's supply. All information, know-how, procedures and other information supplied by RPI to IntelliGene or its designee and for use in the manufacture of Ribozymes shall be immediately returned to RPI at the conclusion of the Supplier License without retaining copies. Any Supplier License shall be subject to the payment to RPI by such alternative supplier of all royalties that RPI may be required to pay to any third parties under the RPI Technology with respect to the Ribozymes manufactured or supplied by such alternative supplier under the Supplier License. RPI's failure or refusal to supply more that the amounts specified in Section 4.3.3 shall not be any inability to supply within the meaning of this Section.

       4.11 Permitted Uses. IntelliGene shall use Ribozymes supplied hereunder solely for the purposes set forth in this Agreement.

       4.12 Compliance With Law. IntelliGene shall be responsible, at its expense, for complying with all applicable regulatory requirements relating to its export, use, marketing or sale of Semi-finished Products, Products, Licensed Services, or Ribozymes supplied hereunder. RPI shall be responsible, at its expense, for complying with all applicable regulatory requirements for its manufacture of Ribozymes hereunder and RPI hereby warrants that it will manufacture all Ribozymes supplied hereunder in accordance with the applicable requirements of the Federal Food, Drug, and Cosmetic Act of 1938, as amended, and the applicable rules and regulations thereunder. IntelliGene shall have the right, upon reasonable notice and at reasonable times, to visit RPI's manufacturing facilities with a representative of RPI present in order to assure compliance with the requirements of this Section.

       4.13 Limitation of Liability; Warranties. RPI warrants that the Ribozymes supplied hereunder shall be in accordance with the Specifications. RPI's liability for non-conforming Ribozymes supplied hereunder shall be limited to its obligation to replace them and in no event shall RPI be liable for damages of any type or nature whatsoever resulting therefrom including any consequential or incidental damages. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, RPI MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE GOODS SUPPLIED HEREUNDER INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR

WARRANTIES THAT GOODS WILL BE FREE OF CLAIMS OF INFRINGEMENT BY THIRD PARTIES.

       4.14 Product Handling and Distribution. IntelliGene shall identify Semi-finished Products and Products sold, used in a Licensed Service or otherwise distributed by it with a vendor lot number that is traceable to the specific shipment of Ribozymes purchased from RPI hereunder. Twice a calendar year, upon reasonable notice and at reasonable times, IntelliGene shall permit RPI to visit IntelliGene's facilities with a representative of IntelliGene present in order to review IntelliGene's product handling and distribution procedures and records to assure compliance with the requirements of this Section. To the extent RPI exercises its right of inspection under section 3.5.5, RPI's inspection hereunder shall take place at the same time.

       4.15 Condition Subsequent. Anything herein to the contrary notwithstanding, the Grant as set forth in paragraph 2.1 shall only be contingent on IntelliGene's purchase of its Ribozymes from RPI when, where and for so long as the patents included in the RPI Technology cover the manufacture, use and sale of the Ribozymes used in the Semi-finished Products, Products or Licensed Services. It is further understood and agreed that in the event a source(s) of an alternative to the Ribozymes to be provided by RPI should become available, which alternative is not covered by the claims of the patents included in the RPI Technology (i.e., a non-infringing alternative), IntelliGene shall have the right and option to fulfill its requirements from such source(s) without affecting any of its rights under this Agreement, provided RPI shall have the right of first refusal to furnish such Ribozymes on the terms offered by such alternative source.


                                   ARTICLE 5
                             Intellectual Property.

       5.1 Intellectual Property. All rights in inventions, discoveries, biological samples and other research materials created during the course of the Agreement shall be the property of the creating party. Inventorship will be determined according to U.S. patent law. IntelliGene and RPI shall promptly disclose to each other in writing each invention and discovery conceived and/or reduced to practice related to this Agreement. Inventions or discoveries whether or not patentable which are made solely by an employee or agent of RPI shall be owned by RPI. Inventions or discoveries whether or not patentable which are made jointly by an employee or agent of RPI and IntelliGene shall be jointly owned by RPI and IntelliGene. Inventions or discoveries whether or not patentable which are made solely by an employee or agent of IntelliGene shall be owned by IntelliGene. The parties agree to cooperate in the preparation and execution of documents necessary to effect such patent filings. RPI shall have the right to control the prosecution of patents for jointly-owned inventions and, provided both parties agree that patent protection should be sought, each party shall pay one-half of the reasonable and necessary cost of such patent prosecution.

       5.2 Patents. At its sole discretion, IntelliGene may file and prosecute at its own expense and cost and using counsel of its choosing any additional patent applications on inventions owned by it and believed necessary or desirable for the development and commercialization of Semi-finished Products, Products or Licensed Services. Subject to the confidentiality obligations of Article 6, RPI shall have the right to review and comment on all patent filings (including applications and responses to patent office actions), but only to the extent such patent filings constitute enhancements or improvements directly and essentially related to the claimed subject matter in RPI Technology, which were conceived and/or reduced to practice by IntelliGene under this Agreement, prior to their being filed by IntelliGene, but provided that such review and/or comment will not delay submission of materials to the relevant patent office. In addition, in the event that RPI or any of its Collaborators are developing therapeutics using Ribozymes against particular Target Diseases, IntelliGene will grant to RPI for use once a therapeutic indication for such Targeted Disease is approved for marketing in any Major Market a non-exclusive field of use license, with the right to sublicense to such Collaborator, to any such IntelliGene patent issued in connection with any Semi-finished Product, Product or Licensed Service, limited to use in applications, other than diagnostics, against the particular Target Diseases in countries where approval to market such therapeutic indication has been obtained, or is not needed, on such terms as the parties shall agree.

       5.3    Enforcement of Rights.

              5.3.1 Markings. On or in connection with each Semi-finished Product, Product or Licensed Service sold by IntelliGene, IntelliGene shall legibly mark or provide an appropriate notice of RPI's patent rights in a reasonable form and substance approved in advance by RPI in writing. Upon request by RPI, IntelliGene shall provide proof, including specimens, demonstrating that the obligations of this paragraph have been complied with.

              5.3.2 Enforcement Against Third Parties. IntelliGene agrees to promptly notify RPI of known conduct by any third party which may constitute in the Field a direct or contributory infringement or the inducement of infringement of RPI's patent or other rights in or to the RPI Technology or otherwise constituting a violation of any of the RPI Technology. RPI shall have 180 days after it becomes aware of such infringement within which to cause such third party to cease its infringement or bring legal action aimed at causing the third party to cease such infringement. If such infringement is not terminated within such 180-day period or a legal action is not initiated by the party having such rights, then IntelliGene shall have the right but not the obligation to initiate legal action to protect its rights under the licenses granted by RPI under this Agreement. Each party shall have the right to join or intervene in any action initiated by the other. If the non-initiating party does not join or intervene in any action brought, the initiating party shall pay all costs of bringing and prosecuting the action and shall be entitled to keep all damages and other amounts recovered. In such case, the non-initiating party agrees to cooperate with the initiating party to the extent necessary provided the initiating party pays the non-initiating party's reasonable expenses and costs. If the non-initiating party joins or intervenes in the legal action, all damages and other amounts recovered shall be first used to pay each party's costs and expenses of bringing and prosecuting the legal action and the remainder shall be split evenly by the parties. If, in such case, the amount recovered is not sufficient to reimburse each party for its costs and expenses of bringing and prosecuting such legal action, the parties will split such amount pro rata based upon each party's total costs and expenses.

              5.3.3 Right to Defend. RPI shall have the sole right and discretion to defend against any claims that the practice of the RPI Technology infringes the patent or intellectual property rights of any third party, provided that IntelliGene shall cooperate with RPI in any such defense. In addition to the foregoing, RPI shall be responsible, in its sole discretion and at its own expense, for filing, prosecuting, maintaining and renewing its rights to the RPI Technology.

       5.4 Trademarks. All trademarks resulting from the commercialization of Semi-finished Products, Products or Licensed Services will be filed, maintained and owned on a worldwide basis by IntelliGene. If IntelliGene abandons its right to sell any Semi-finished Product, Product or Licensed Service in any country, RPI shall have the right and license to use these marks in that country. IntelliGene shall cause RPI's trademark to be placed on Semi-finished Product, Product or Licensed Service in all countries except those where it is not permitted to do so by law or regulation and RPI grants IntelliGene a license to use its trademark for such purposes.




                                   ARTICLE 6
                            Confidential Information

       6.1 Confidentiality. Each party represents that it maintains policies and procedures designed to prevent unauthorized disclosure of its own proprietary data and information. All employees, consultants, Collaborators, Corporate Partners, Alternative Suppliers and other agents of a party to whom any of the Confidential Information of the other party is disclosed shall have either (a) executed written agreements in the normal course of their employment having the effect of prohibiting the disclosure of Confidential Information except on the terms permitted in this Agreement, or (b) be required to execute a written agreement specifically prohibiting the disclosure of Confidential Information, except on the terms permitted in this Agreement.

       6.2 Non-disclosure. Except as expressly provided in this Agreement or as otherwise agreed in writing: (a) IntelliGene agrees not to disclose any Confidential Information of RPI except to: (i) its employees, consultants and/or agents who require access to the Confidential Information in order to further the derivation, development, production, or marketing of any Semi-finished Product, Product or Licensed Service; or (ii) to permitted sublicensees under this

Agreement, subject to the restrictions and limitations hereof; (b) RPI agrees not to disclose any Confidential Information of IntelliGene except to (i) its employees, consultants and/or agents who require access to the Confidential Information in order to carry out the terms of this Agreement; or (ii) to permitted sublicensees under this Agreement, subject to the restrictions and limitations hereof; and (c) each party agrees not to disclose any Confidential Information of the other party except: (i) that which is required to be disclosed by any applicable law or by a rule or regulation by any governmental agency having jurisdiction over a party or (ii) to third parties for purposes of obtaining financing or in connection with the evaluation or completion of a business merger or acquisition if such Confidential Information is material in the opinion of such parties' counsel and its disclosure is reasonably required for the purposes of the intended transaction; provided, that prior to any such disclosure, such third parties shall be subject to a written agreement (or, if written agreements are not customary in any circumstance, otherwise legally subject to obligations) prohibiting use and disclosure of Confidential Information as provided herein, and, in each case, such disclosure shall be limited only to the extent that such disclosure is reasonably necessary under the circumstances.

       6.3 Non-use. Each party agrees that it will use all Confidential Information received from the other solely for the purposes authorized under this Agreement.

       6.4 Sub-Licensing Agreements. Each party hereto represents that, in connection with the permitted sublicense of RPI Technology and IntelliGene Technology under this Agreement, each shall cause all such sublicensees to be subject to a sub-license agreement containing non-disclosure and non-use provisions providing substantially the protection of Confidential Information as contained herein.

       6.5 Publications and Other Disclosures. Each party hereto agrees not to publish the results of research and development work performed with the other's technology, the right to which was obtained under this Agreement, without the express written consent of the other which consent shall not be unreasonably withheld. In the event that either party proposes to make such public disclosure, it shall send a copy of the information to be disclosed to the other, and shall allow the producing party sixty (60) (or, in the case of proposed oral disclosures, thirty (30) days from the date of mailing in which to object to such disclosure. If no objection is received prior to the expiration of such sixty (60) or thirty (30) day period, the producing party shall be free to proceed with the disclosure. If, due to a valid business reason (including the assertion that such publication discloses Confidential Information or should be withheld to protect a party's commercial interest therein) or a reasonable belief by the receiving party that the disclosure contains subject matter for which a patent should be sought, then prior to the expiration of such sixty (60) or thirty (30) day period, the receiving party shall so notify the producing party of the objection, who shall then refrain from public disclosure of the information unless and until the parties have agreed through good faith negotiation on the appropriate protections or changes to the subject matter to be disclosed or other action to be taken. The determination of authorship for any paper shall be in accordance with accepted scientific practice.

       6.6 Exemption. The non-disclosure and non-use provisions of this Agreement shall not apply to any Confidential Information which:

       (a) was already known to a party through means not involving an obligation of confidentiality at the time it received such information under this Agreement, and which prior knowledge is reflected in written records of such party;

       (b) is or becomes generally available to the public or otherwise part of the public domain through means not involving the breach of any obligation owed to either party under this Agreement or otherwise;

       (c) is subsequently disclosed to a party by a third party through means not involving the breach of any obligation owed to the other party under this Agreement or otherwise;

       (d)  is required to be disclosed by regulation, law or court order; or

       (e) is information that is independently developed by a party without the use of any Confidential Information of the other and which independent development can be demonstrated by contemporaneous documentation.

       6.7 Confidential Terms. No public disclosure of the Confidential Terms of this Agreement (including press releases, advertising, governmental filings, discussions with lenders, investment bankers, public officials and the media and other statements made available generally by a party hereto to the public) will be permitted without prior review by and express consent of each party prior to such disclosure, and neither party hereto shall disclose such Confidential Terms to any third party without the prior consent of the other, which consent shall not be untimely or unreasonably withheld. In addition, if either party is required to make public disclosure of the Confidential Terms pursuant to any law, rule or regulation of any government agency, including the United States Securities and Exchange Commission or any national securities exchange or self-regulatory organization, then in each case, the disclosing party shall endeavor to obtain confidential treatment of such Confidential Terms to the extent reasonably requested by the other party. Notwithstanding the above, either party may disclose the Confidential Terms of this Agreement
(a) to its sublicensees in the Field under this Agreement, and (b) to third parties for purposes of obtaining financing or in connection with the evaluation or completion of a business merger or acquisition if such terms are material in the opinion of such parties' legal counsel to the purposes of such intended transaction; provided, however, that prior to such disclosure the parties to whom such disclosure is made shall be subject to a written agreement (or, if written agreements are not customary in any circumstance, otherwise legally subject to obligations) prohibiting use and disclosure of terms as provided herein. Each party shall limit such disclosure only to the extent that such disclosure is reasonably necessary under the circumstances.

       6.8 Equitable Remedies. Each party acknowledges that its obligations under the non-disclosure and non-use provisions of this Agreement are unique, and that, if it should default in its obligations under those provisions of this Agreement, it would be extremely impracticable to measure the resulting damages to the other party; accordingly, either party, in addition to any other available rights or remedies, may sue in equity for specific performance or injunction, as the case may be, and, in such event, each party expressly waives the defense that a remedy in damages will be adequate to the other party.

       6.9 Non-exclusive Remedy. The non-disclosure and non-use provisions of this Agreement shall not be exclusive of, or serve as a limitation on, any other rights and remedies that a party may have with respect to its intellectual property, including any patent, trademark or copyright laws as may be applicable.

       6.10 Application. Each party recognizes that the other party conducts its business internationally, and that the non-disclosure and non-use provisions of this Agreement shall apply in every country in the world.

       6.11 Survival of Obligations. The non-disclosure and non-use provisions of this Agreement shall survive termination of this Agreement. Nothing contained in this Agreement shall be construed as to impose upon either party a duty to disclose any Confidential Information to the other, except as may be specifically provided in this Agreement.

       6.12 Return of Confidential Information. Except as otherwise expressly provided for herein, at the term or termination of this Agreement, each party shall, upon the request and at the option of the producing party, return to the producing party or destroy all documents or other media containing Confidential Information produced to it and shall retain no copies. The return or destruction of the Confidential Information shall be certified by an officer of the receiving party within thirty (30) days of the request by the producing party.


                                   ARTICLE 7
                              Term and Termination

       7.1 Term of this Agreement. This Agreement shall remain in effect until the later of the expiration of the last patent licenses hereunder or ten
(10) years after the first commercial sale of a Semi-finished Product, Product or Licensed Service by IntelliGene, unless sooner terminated as provided herein (the "Term of this Agreement").

       7.2 Termination by RPI for Cause. In the event of a material breach of this Agreement by IntelliGene, and except as otherwise specifically set forth in this Agreement, RPI shall give written notice of such breach to IntelliGene and IntelliGene shall have sixty (60) days to cure such breach. If such breach is not cured within sixty (60) days thereof, RPI shall have all rights and remedies at law and equity to enforce this Agreement and to collect all amounts due hereunder, and RPI shall have the right to terminate all licenses granted to IntelliGene under this Agreement and/or to terminate this Agreement. In addition, in the event that IntelliGene becomes the subject of a voluntary or involuntary bankruptcy action that is not terminated within ninety (90) days of filing during the Term of this Agreement, RPI shall have the right to terminate the licenses granted to IntelliGene under this Agreement and/or to terminate this Agreement and shall have no duty to pay any amounts hereunder which have not accrued as of the expiration of such ninety (90) days. All licenses granted to RPI by IntelliGene under this Agreement shall survive such termination.

       7.3 Termination by IntelliGene for Cause. In the event of a material breach of this Agreement by RPI, and except as otherwise specifically set forth in this Agreement, IntelliGene shall give RPI sixty (60) days to cure such breach. In addition to the immediately foregoing:

              7.3.1 Breach Under Article 4. In the event of a breach by RPI of its obligations under Article 4, IntelliGene's sole remedies will be as described in Section 4.10 or Section 4.13.

              7.3.2 RPI's Bankruptcy. In the event that RPI becomes the subject of a voluntary or involuntary bankruptcy action that is not terminated within ninety (90) days of filing during the Term of this Agreement, IntelliGene shall have the right to terminate the licenses granted to the RPI under this Agreement and/or to terminate this Agreement and shall have no duty to pay any amounts hereunder which have not accrued as of the expiration of such ninety (90) days.

              7.3.3 Remedies. Except as set forth herein, in the event of any breach by RPI that is not cured within sixty (60) days thereof, IntelliGene shall have all rights and remedies at law and equity to enforce this Agreement and IntelliGene shall have the right to terminate all licenses granted to RPI under this Agreement and/or to terminate this Agreement. All licenses granted to IntelliGene by RPI under this Agreement shall survive such termination.

       7.4 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the "Code"), licenses of right to "intellectual property" as defined under Section 101 of the Code. Either party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. In the event of the commencement of a bankruptcy proceeding by or against either party under the Code, the party hereto which is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the party subject to such proceeding elects to continue to perform all of their obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefor by a non-subject party.

       7.5 Rights and Duties Upon Termination. Termination of this Agreement, for whatever reason, shall not affect any rights or obligations accrued by either party prior to the effective date of termination. Without limiting the generality of the foregoing, upon termination of this Agreement:
(a) each party shall immediately cease using the Confidential Information of the other party and shall return any such Confidential Information, in whatever form or format it was provided or then currently exists, to such party; and (b) Articles 1, 4, 5, 6 and 9 shall survive, and any other provisions which by their terms extend beyond termination.


                                   ARTICLE 8
                         Representations and Warranties

       8.1 Representations and Warranties of RPI. RPI represents and warrants to IntelliGene as follows:

              8.1.1 Organization of RPI. RPI is a corporation duly organized, validly existing in good standing under the laws of the State of Delaware and has the corporate power and authority and possesses all governmental, regulatory and other permits, licenses and authorizations to carry on its business as now conducted.

              8.1.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement by RPI has been duly and effectively authorized and approved by all necessary corporate action and no other additional approval or consent is required. The consummation of the transactions contemplated by this Agreement will not conflict with, violate or result in a breach of a default in any (a) term, condition or provision of the certificate or incorporation or bylaws of RPI; (b) any law, rule, regulation, order of any court or governmental agency; or (c) any agreement, lease, mortgage, note, contract, commitment of any kind, oral or written, formal or informal to which RPI is a party.

              8.1.2 Patents. The scope and duration of RPI's interest in the patents and applications listed in Exhibit B is to be governed by the terms of RPI ownership or existing licenses. RPI has no knowledge that any such license agreements are under threat of cancellation or suspension for any reason or that any basis for cancellation or suspension exists. To the best knowledge of RPI, no act has occurred which would render any such patent, now issued or when issued, invalid or unenforceable or would render RPI in breach of any license under these patents. Except for an opposition filed in the European Patent Office challenging certain of RPI's licensed patents, RPI has received no notice of claims that any of the patents listed in Exhibit B are invalid or infringing on the rights of others. Except as set forth above, RPI makes no representations or warranties as to its rights, power and authority to the RPI Technology or to grant to IntelliGene the licenses set forth herein or that the practice of the RPI Technology will not infringe or violate any domestic or foreign patent or intellectual property rights of a third party.

       8.2 Representations and Warranties of IntelliGene. IntelliGene represents and warrants to RPI as follows:

              8.2.1 Organization of IntelliGene. IntelliGene is a corporation duly organized, validly existing in good standing under the laws of Israel and has the corporate power and authority and possesses all governmental, regulatory and other permits, licenses and authorizations to carry on its business as now conducted.

              8.2.2 Authority Relative to this Agreement. The execution, delivery and performance of this Agreement has been duly and effectively authorized and approved by all necessary corporate action and no other additional approval or consent is required. The consummation of the transactions contemplated by this Agreement will not conflict with, violate or result in a breach of a default in any (a) term, condition or provision of the certificate of incorporation or bylaws of IntelliGene; (b) any law, rule, regulation, order of any court or governmental agency; or (c) any agreement, lease, mortgage, note, contract, commitment of any kind, oral or written, formal or informal to which IntelliGene is a party.

              8.2.3 Patents. The scope and duration of IntelliGene's interest in the patents and applications listed in Exhibit A is to be governed by the terms of IntelliGene ownership or existing licenses. IntelliGene has no knowledge that any such license agreements are under threat of cancellation or suspension for any reason or that any basis for cancellation or suspension exists. To the best knowledge of IntelliGene, no act has occurred which would render any such patent, now issued or when issued, invalid or unenforceable or would render IntelliGene in breach of any license under these patents. IntelliGene has received no notice of claims that any of the patents listed in Exhibit A are invalid or infringing on the rights of others. Except as set forth above, IntelliGene makes no representations or warranties as to its rights, power and authority to the IntelliGene Technology or to grant to RPI the licenses set forth herein or that the practice of the IntelliGene Technology will not infringe or violate any domestic or foreign patent or intellectual property rights of a third party.



                                   ARTICLE 9
                            Miscellaneous Provisions

       9.1 Entire Agreement. This Agreement, including the recitals and the Exhibits hereto, all of which are incorporated by reference herein, constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous oral or written understandings, agreements, statements and/or representations with respect thereto. This Agreement may not be amended except in a writing identified as such and executed by both parties.

       9.2 Assignment. Neither this Agreement nor any interest, right or obligation hereunder shall be assignable by operation of law or otherwise by IntelliGene without the prior written consent of RPI or by RPI without the prior written consent by IntelliGene, which consents will not be unreasonably withheld, except to a wholly owned subsidiary or to a successor in ownership of all or substantially all of the business assets of the assigning party relating to the subject matter of this Agreement if such successor shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by the assigning party.

       9.3 Non-agency. Nothing contained herein shall be construed or interpreted to make either party the authorized agent or representative of the other or shall be construed to create expressly or by implication a partnership or joint venture relationship between the parties. Neither party is authorized to enter into an agreement or create any obligation on behalf of the other.

       9.4 Non-use of Names. Except as expressly granted in this Agreement, nothing herein shall confer on any party any right, title or interest in or to any name, trademark, trade name or logo of the other party. Neither party shall use the name, trademark, trade name or logo of the other party nor refer to this Agreement in any press release, advertising, promotional or sales literature, or otherwise for commercial purposes, without the prior written consent of such party.

       9.5 Compliance with Law. IntelliGene and RPI shall comply fully with any and all applicable federal and state laws, rules and regulations, local ordinances and any foreign laws, rules and regulations and shall obtain and keep in effect all licenses, permits and other governmental approvals incident to the development, use and commercialization of the rights granted hereunder.

       9.6 Force Majeure. No liability to any party shall result from any delay in performance or nonperformance directly or indirectly caused by circumstances beyond the control of the party affected, including acts of God, fire, explosion, flood, earthquake, war, accident, labor trouble or inability to obtain equipment, material or transportation, so long as the affected party shall use all reasonable efforts to correct or mitigate the circumstances causing such delay in performance or such nonperformance.

       9.7 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY NOR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUE.

       9.8 Indemnification. Except as otherwise provided herein, each party shall indemnify and hold the other (including its agents, employees and directors) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney's fees) arising out of third-party claims or suits related to activities conducted under this Agreement, but only to the extent such claims or suits result from the negligence or willful conduct of the party from whom indemnification is sought. To the extent any claim or suit results from the activities of both parties, indemnification shall be awarded only to the extent of their comparative contribution to the claim or suit. Upon the assertion of any claim or suit, the party seeking indemnification shall promptly notify the other and shall not settle that claim or suit without the prior written consent of the party against whom indemnification is sought. This paragraph will survive the termination of this Agreement.

       9.9 Arbitration. Any controversy concerning the interpretation of this Agreement, or any breach thereof, shall be first referred to the Presidents of RPI and IntelliGene for resolution. To the extent such controversy is based upon a scientific disagreement between the parties, the Presidents may select a neutral scientific expert who may advise the parties on a resolution. If the Presidents cannot resolve such controversy, either party may request that such controversy be settled by final and binding arbitration in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over the party against whom the award is entered. The arbitration shall be conducted in the Boulder, Colorado area. Any such arbitration proceeding shall be heard before a panel of three arbitrators, one to be designated by each party, and a third to be agreed upon by the other two; provided, however, that if the two-party appointed arbitrators are unable to agree on a third arbitrator within thirty (30) days after the second arbitrator is appointed, the third arbitrator shall be selected by the American Arbitration Association. The arbitrators may award any remedy provided under this Agreement or otherwise available in law or in equity and shall award to the prevailing party and assess against the other the costs, arbitration fees (including the fees of the American Arbitration Association and the arbitrators) and reasonable attorneys' fees incurred by the prevailing party in connection with the dispute.

       9.10 Notices. Any payment, notice or other communication required or permitted to be given to any party under this Agreement shall be given in writing and shall be delivered by hand, by registered or certified mail, postage prepaid and return receipt requested, by telex, by facsimile transmission or by overnight delivery service, addressed to the other party at the following address or such other address as may be designated by such party by notice from time to time:

                     Ribozyme Pharmaceuticals, Inc.
                     2950 Wilderness Place
                     Boulder, CO  80301
                     Attention:  President

                     Copy to:

                     Herbert H. Davis III
                     Rothgerber, Appel, Powers & Johnson LLP
                     1200 17th Street, Suite 3000
                     Denver, CO  80202

                     IntelliGene, Ltd.
                     44 Codman Drive
                     Sudbury, MA  01776
                     Attention: President

                     Copy to:

                     Robert B. Nicholas
                     McDermott, Will & Emery
                     1850 K. Street, N.W.
                     Washington, DC 20006

Any notice or communication given in conformity with this paragraph shall be deemed effective when received by the addressee, if delivered by hand, by telex, by facsimile or by overnight delivery service, and three days after mailing, if mailed.

       9.11 Non-waiver. No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver. The waiver of any breach or failure to perform any provision of this Agreement by either party shall not be deemed to be a waiver of any future breach or failure to perform or of the provision itself.

       9.12 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Colorado and, to the extent necessary, by the laws and regulations of the United States of America relating, for example, to patents and the licensing and regulation of pharmaceutical products.

       9.13 Captions; Construction. The captions provided in this Agreement are for convenience only and will not affect its construction or interpretation. Unless otherwise expressly provided, all references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

       9.14 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall continue in full force without being impaired or invalidated in any way, to the maximum extent possible consistent with the original intent of the parties.

       9.15 Representation by Counsel. The parties acknowledge that each of them has been represented by counsel in connection with the negotiation and drafting of this Agreement and that no rule of strict construction should be applied to either of them as the drafter of all or any part of this Agreement.

       9.16 Further Assurances. Each party agrees to execute such further documents and do such other acts as may be necessary or desirable to carry out the intent and purpose of this Agreement.

       9.17 Counterparts. This Agreement may be executed in counterparts, which shall be as effective as this Agreement when delivered and exchanged between the parties.

       9.19 Publicity Announcements. All publicity, press releases and other announcements relating to this Agreement, and the transactions contemplated hereby, shall be reviewed and approved in advance by both parties.


       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.



                                       INTELLIGENE


                                       BY:    /s/ James C. Richards
                                              President



                                       RIBOZYME PHARMACEUTICALS, INC.


                                       BY:    /s/ Ralph E. Christoffersen
                                              President

Exhibit A - IntelliGene Patents and Patent Applications


[                     ]

Exhibit B - RPI Patents

                               CECH PATENTS - US


--------------------------------------------------------------------------------
                 TITLE/INVENTION             PATENT NO.        LICENSER/OWNER
--------------------------------------------------------------------------------
1       RNA Ribozyme Polymerases,           US 4,987,071      U.S. Biochemical
        Dephosphorylases, Restriction                            Corporation
        Endoribonucleases and Methods
--------------------------------------------------------------------------------
2       RNA Ribozyme Polymerases, and       US 5,037,746      U.S. Biochemical
        Methods                                                  Corporation
--------------------------------------------------------------------------------
3       RNA Ribozyme Polymerases,           US 5,093,246      U.S. Biochemical
        Dephosphorylases, Restriction                            Corporation
        Endoribonucleases and Methods
--------------------------------------------------------------------------------
4       RNA Ribozyme Restriction            US 5,116,742      U.S. Biochemical
        Endoribonucleases and Methods                            Corporation
--------------------------------------------------------------------------------
5       RNA Ribozyme Which Cleaves          US 5,354,855      U.S. Biochemical
        Substrate RNA Without Formation                          Corporation
        of a Covalent Bond
--------------------------------------------------------------------------------
6       RNA Ribozyme Polymerases,           US 5,591,610      U.S. Biochemical
        Dephosphorylases, Restriction                            Corporation
        Endoribonucleases and Methods
--------------------------------------------------------------------------------
7       Site Specific Cleavage of           US 5,180,818      U.S. Biochemical
        Single-Stranded DNA                                      Corporation
--------------------------------------------------------------------------------


CECH PATENTS - FOREIGN

--------------------------------------------------------------------------------
1       RNA Ribozyme Polymerases,          European Patent    U.S. Biochemical
        Dephosphorylases, Restriction      No. 0 291533 B1       Corporation
        Endoribonucleases and Methods
--------------------------------------------------------------------------------
2       RNA Ribozyme Polymerases,          Japanese Patent    U.S. Biochemical
        Dephosphorylases, Restriction        No. 2530906         Corporation
        Endoribonucleases and Methods
--------------------------------------------------------------------------------
3       Site Specific Cleavage of         Australian Patent   U.S. Biochemical
        Single-Stranded DNA                  No. 645083          Corporation
--------------------------------------------------------------------------------
4       Ribozyme Inhibitors               Australian Patent   U.S. Biochemical
                                            No. AU 644115        Corporation
--------------------------------------------------------------------------------
5       Ribozyme Inhibitors                European Patent    U.S. Biochemical
                                          No. 0 497 820 B1       Corporation
--------------------------------------------------------------------------------

Exhibit B - RPI Patents


                           ADDITIONAL PATENTS - U.S.

--------------------------------------------------------------------------------
1       Assay for Ribozyme Target        US 5,525,468                RPI
        Site Accessibility
--------------------------------------------------------------------------------
2       Permeability Enhancers           US 5,583,020                RPI
        for Ionic Therapeutic
        Polynucleotides
--------------------------------------------------------------------------------
3       Enzymatic RNA Targeted           US 5,599,704                RPI
        Against erbB-2/neu RNA
--------------------------------------------------------------------------------
4       Enzymatic RNA Targeted           US 5,599,706                RPI
        Against apo (a) RNA
--------------------------------------------------------------------------------


                          ADDITIONAL PATENTS - FOREIGN


--------------------------------------------------------------------------------
1       Modified Ribozymes             Australian Patent         Max-Planck-
                                          No. 649074            Gesellschaft
--------------------------------------------------------------------------------
2       Modified Ribozymes              European Patent          Max-Planck-
                                       No. 0 552 178 B1         Gesellschaft
--------------------------------------------------------------------------------

Exhibit C - Target Diseases





                                       32